Exhibit 10.1

TREVENA, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is entered into as of October 1, 2018 (the “Effective Date”) by and between Trevena, Inc. (the “Company”), a Delaware corporation, and Carrie L. Bourdow (“Executive”).

WHEREAS, Executive has been employed by the Company as its Executive Vice President & Chief Operating Officer pursuant to an Employment Agreement dated February 1, 2018 (“Prior Agreement”);

WHEREAS, the Company and Executive wish to supersede the Prior Agreement with this Agreement; and

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.              Duties and Scope of Employment.

(a)                                 Positions and Duties.  As of the Effective Date, Executive will serve as Chief Executive Officer and President of the Company.  Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Board of Directors, to whom Executive will report.  The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)                                 Obligations.  During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s Board of Directors (the “Board”).  Nothing in this Agreement or elsewhere shall prevent Executive from managing her personal investment and affairs, or from engaging in charitable and community affairs, so long as such activities do not either individually or in the aggregate interfere with the performance of her duties for the Company.

2.              At-Will Employment.  The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice.  Executive’s at-will employment status may not be changed except by way of written agreement signed by Executive and an authorized officer of the Company.

3.              Compensation.

(a)                                 Base Salary.  During the Employment Term, the Company will pay Executive an initial annualized salary of $500,000 as compensation for services (the “Base Salary”).  The Base Salary shall be paid in equal installments in accordance with the Company’s normal payroll practices and subject to required withholding and deductions.  The Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)                                 Bonus.  Subject to the terms and conditions set forth in the Trevena, Inc. Incentive Compensation Plan or any similar incentive plan (the “ICP”), Executive may be eligible to receive an annual bonus in a target amount of 60% of the Base Salary upon achievement of performance objectives, which shall be determined by the Company and the Board (the “Target Bonus”).  For 2018, such objectives will be established within the first thirty (30) days after the Effective Date.  For each subsequent calendar year, these objectives will be established within 90 days after the start of such calendar year.  For 2018, the Target Bonus shall be determined based on the number of days from January 1, 2018 to the day prior to the Effective Date at Executive’s prior target amount of 45% of Base Salary and the number of days from the Effective Date to December 31, 2018 at Executive target amount of 60% of Base Salary.  The Company reserves the right to modify the terms of the ICP, the Target Bonus, and other components of bonus compensation and criteria from year to year.

(c)                                  Equity Award. Executive will be eligible to receive awards of stock options, restricted stock or other equity awards based upon Executive’s performance, as determined by the Board from time to time.  The Board or its committee will determine in its discretion whether and when Executive will be granted any such equity awards.

4.              Company Policies and Employee Benefits.  During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, any such group medical, dental, vision, disability, life insurance, and flexible-spending account plans.  All matters of eligibility for coverage and benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.              Vacation.  While employed pursuant to this Agreement, Executive shall be eligible to take vacation subject to the Company’s vacation policy.

6.              Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy.

7.              Termination of Employment.  The provisions of this Section 7 govern the amount of compensation or benefit, if any, to be provided to Executive upon termination of employment and do not affect the right of either party to terminate the employment relationship at any time for any reason.

(a)                     Termination for other than Cause, Death or Disability.  If at any time (x) the Company terminates Executive’s employment with the Company other than for Cause (as defined below), death or disability, or (y) Executive terminates her employment under this Agreement for

Good Reason, then, subject to Section 8, Executive will be entitled to receive, less applicable withholdings and deductions:

(i)  an amount equal to fifteen (15) months of Executive’s annualized Base Salary in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

(ii)                                  (A)                               a pro-rata bonus for the calendar year of termination, determined by multiplying Executive’s Target Bonus for such year (assuming employment for the entire year) by a fraction whose numerator is the number of days that Executive was employed during such year and whose denominator is the total number of days in such year, payable within 60 days following the date of Executive’s termination of employment; and

(B)                               to the extent not already paid, a cash incentive award under the ICP related to the fiscal year immediately preceding the year of termination in an amount as determined by the Company’s Board or the Compensation Committee of the Board, as the case may be, in its sole judgment and discretion;

(iii) an amount equal to fifteen (15) months of Executive’s annual Target Bonus in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

(iv) if Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination of employment, the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) fifteen (15) months from the effective date of such termination, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Periodd;

and

(v) accelerated vesting as to that number of unvested shares subject to any outstanding equity awards held by Executive at the time of termination that would have otherwise vested if Executive had remained a Company employee for twelve (12) months following the termination date.

(b)                                 Termination In Connection With or Following a Change of Control.   In the event that either (x) the Company terminates Executive’s employment with the Company other than for Cause, death or disability (A) within the thirty (30) day period prior to a Change of Control, or (B) within the period between the Company’s execution of a letter of intent for a proposed Change of Control which proposed Change of Control is later consummated (a “Designated Change of Control”) and the consummation of such Designated Change of Control, or (C) within the twelve (12) month period after a Change of Control, or (y) Executive resigns for Good Reason within twelve (12) months after a Change of Control, then, in addition to the payments set forth in Section 7(a) above, and subject to Section 8 below, Executive shall also be entitled to, less applicable withholdings and deductions:

(i)  an amount equal to twenty-one (21) months of Executive’s annualized Base Salary in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

(ii)                                  (A)                               a pro-rata bonus for the calendar year of termination, determined by multiplying Executive’s Target Bonus for such year (assuming employment for the entire year) by a fraction whose numerator is the number of days that Executive was employed during such year and whose denominator is the total number of days in such year, payable within 60 days following the date of Executive’s termination of employment; and

(B)                               to the extent not already paid, a cash incentive award under the ICP related to the fiscal year immediately preceding the year of termination in an amount as determined by the Company’s Board or the Compensation Committee of the Board, as the case may be, in its sole judgment and discretion;

(iii) an amount equal to twenty-one (21) months of Executive’s annual Target Bonus in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

(iv) if Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination of employment, the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) twenty-one (21) months from the effective date of such termination, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period.  Furthermore, if the expiration of Executive’s eligibility for the continuation coverage under COBRA (per Section 7.(b)(iv)(B) above) occurs prior to the date that is twenty-one (21) months from the effective date of termination, then the Company will pay Executive on the last day of each month, a fully taxable cash payment equal to the last applicable COBRA premium paid on behalf of Executive, subject to applicable tax withholdings, for the period from the expiration date of such COBRA eligibility to the date that is twenty-one (21) months from the effective date of termination;

and

(v) immediate and full accelerated vesting of all unvested shares subject to any outstanding equity awards held by Executive at the time of termination; provided, however, that such acceleration shall not be interpreted to extend the post-termination exercise period of any stock option held by Executive at the time of termination, unless otherwise approved by the Board.

(c)                                  Termination for Cause, Death or Disability; Voluntary Termination.  If Executive’s employment with the Company terminates voluntarily by Executive (other than for Good Reason as set forth in the preceding subsection (b)), for Cause by the Company or due to Executive’s death or disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned).

(d)                                 Termination by Mutual Consent.  If at any time during the course of this Agreement the parties by mutual consent decide to terminate this Agreement, they shall do so by separate agreement setting forth the terms and condition of such termination.

8.              Conditions to Receipt of Benefits under Section 7.

(a)                                 Release of Claims.  The receipt of any payment or benefit pursuant to Section 7 will be subject to Executive signing and not revoking a release and waiver of all claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company in order to comply with then-existing legal requirements to effect a valid release of claims) (the “Release and Waiver”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment.  No payment or benefit pursuant to Section 7 will be paid or provided until the Release and Waiver becomes effective.

(b)                                 Other Conditions.  The receipt of any payment or benefits pursuant to Section 7 will be subject to Executive not violating the PIIA (as defined below), returning all Company property, and complying with the Release and Waiver; provided, however, that Company must provide written notice to Executive of the condition under this Section 8(b) that could prevent the disbursement of any payment or benefits under Section (7) within thirty (30) days of the initial existence of such condition and such condition must not have been remedied by Executive within thirty (30) days of such written notice.  Executive understands and agrees that payment or benefits received pursuant to Section 7 are in lieu of and not in addition to any severance or similar benefits that may be provided to other employees of the Company pursuant to a Company policy or plan.

(c)                                  Section 409A.  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 7 above that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.  Pay pursuant to Section 7 above, to the extent of payments made from the date of termination of Executive’s employment through March 15 of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination of service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that, if Executive is a “specified employee” within the meaning of the aforesaid Section of the Code at the time of such termination from employment, payments be delayed until the earlier of six months after termination of employment or Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”).  Notwithstanding any other payment schedule set forth in herein, none of the payments under Section 7 will be paid or otherwise delivered prior to the effective date of the Release and Waiver.  Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding sentence, on the first regular payroll pay day following the effective date of the Release and Waiver, the Company will pay Executive the payments Executive would otherwise have received under Section 7 on or prior to such date but for the delay in payment related to the effectiveness of the Release and Waiver, with the balance of the payments being paid as originally scheduled.  Notwithstanding anything to the contrary set forth herein, if any of the payments or benefits set forth in Section 7 constitute “deferred compensation” within the meaning of Section 409A of the Code and the period during which Executive may review, execute and revoke the Release and Waiver begins in one taxable year and ends in a second taxable year, such payments and benefits shall commence or be made in the second taxable year.

(d)                                 Cooperation With the Company After Termination of Employment. Following termination of the Executive’s employment for any reason, upon request by the Company, Executive will fully cooperate with the Company (at the Company’s reasonable expense) in all matters reasonably relating to the winding up of pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

9.              Definitions.

(a)                                 Cause.  For purposes of this Agreement, “Cause” is defined as (i) an act of dishonesty by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company, or (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company.

(b)                                 Change of Control.  For purposes of this Agreement, “Change of Control” of the Company is defined as:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; provided, however; that sales of equity or debt securities to investors primarily for capital raising purposes shall in no event be deemed a Change of Control; or

(ii)                                  a change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors.  “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); provided, however; that no change in the composition of the Board in connection with the sale of equity or debt securities to investors primarily for capital raising purposes shall be deemed a Change of Control; or

(iii)                               the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or the stockholders of the Company approve a plan of complete liquidation of the Company; or

(iv)                              the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(c)                                  Good Reason.  For purposes of this Agreement, a resignation for “Good Reason” is defined as the resignation by Executive within thirty (30) days following the end of the Cure Period (defined below), if any of the following events occur without Executive’s express written consent:  (i) the Company reduces the amount of the Base Salary, other than pursuant to a reduction that also is applied to substantially all other executives of the Company, (ii) the Company fails to pay the Base Salary or other benefits required to be provided by the Company hereunder, (iii) the Company materially reduces Executive’s core functions, duties or responsibilities in a manner that constitutes a demotion, or (iv) any change of Executive’s principal office location to a location more than thirty (30) miles from the Company’s office at 955 Chesterbrook Boulevard, Suite 200, Chesterbrook, PA 19087; provided, however, that Executive must provide written notice to the Company of the condition that could constitute “Good Reason” within thirty (30) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days of such written notice (the “Cure Period”).

10.       Confidential Information.  Executive has entered into the Company’s standard Employee Proprietary Information, Inventions and Non-Solicitation Agreement (the “PIIA”), which remains in full force and effect as of the Effective Date.

11.       No Conflict with Existing Obligations.  Executive represents that her performance of all the terms of this Agreement and, as an executive officer of the Company, do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

12.       Parachute Payments.

(a)                                 If any payment or benefit Executive would receive pursuant to a Change of Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs):  reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

(b)                                 The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)                                  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

13.       Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14.       Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a nationally recognized commercial overnight service, specifying next day delivery, with written verification of receipt, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

955 Chesterbrook Boulevard, Suite 200, Chesterbrook, PA 19087

If to Executive:

at the last residential address known by the Company.

15.       Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.       Arbitration.

(a)                                 Arbitration.  In consideration of Executive’s employment with the Company, the Company and Executive agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this Agreement, but not including those arising out of, relating to, or resulting from the PIAA, will be subject to binding arbitration.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, discrimination or wrongful termination and any statutory claims.  Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)                                 Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the “Rules”).  Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules.

(c)                                  Remedy.  Except as provided by this Agreement and by the Rules, including any provisional relief offered therein, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d)                                 Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e)                                  Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

17.       Integration.  This Agreement, together with the PIIA and the other documents referred to in this Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral.  This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

18.       Waiver of Breach.  The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19.       Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

20.       Governing Law.  This Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

21.       Acknowledgment.  Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22.       Counterparts.  This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TREVENA, INC.

By:	/s/ John M. Limongelli	Date:	October 1, 2018

Name:	John M. Limongelli

Title:	SVP, General Counsel & CAO

EXECUTIVE:

/s/ Carrie L. Bourdow		Date:	October 1, 2018
Carrie L. Bourdow

EXHIBIT A

Release and Waiver

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement dated as of              , 2018, to which this form is attached, I, Carrie L. Bourdow, hereby furnish TREVENA, INC. (the “Company”), with the following release and waiver of claims (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”).  The Released Claims include, but are not limited to:  (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance, including, but not limited to, the State of Pennsylvania or any subdivision thereof; and any public policy, contract, tort, or common law.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

In granting the release herein, which includes claims that may be unknown to me at present, I acknowledge that I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Employee Proprietary Information, Inventions and Non-Solicitation Agreement (the “PIIA”).  Pursuant to the PIIA I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control.  I understand and agree that my right to the severance benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my PIIA.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Carrie L. Bourdow